Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-259677) and related Prospectus of Blue Apron Holdings, Inc. for the registration of Class A Common Stock and warrants and to the incorporation by reference therein of our report dated February 23, 2021, with respect to the consolidated financial statements of Blue Apron Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

September 28, 2021